EXHIBIT 99.1

                                                    FOR IMMEDIATE RELEASE
                                                    Contact: Investor Relations
                                                    Telephone: 712.732.4117

         META FINANCIAL GROUP, INC. (R) REPORTS RESULTS FOR THE QUARTER
                              ENDED MARCH 31, 2007

STORM LAKE, IOWA - (April 20, 2007) Meta Financial Group, Inc. (NASDAQ-Global
Market: "CASH") today reported net income of $603,000, or $0.23 per diluted share, for the 2007 fiscal year second quarter ended March 31, 2007, compared to net income of $261,000, or $0.10 per diluted share, for the 2006 fiscal year second quarter. Higher net interest income and non-interest income contributed to the increase, offset in part by higher non-interest expense.

"We had a good quarter," remarked J. Tyler Haahr, President and Chief Executive Officer. "We continue to be pleased with the progress we are making in executing our strategic plan. Low- and no-cost deposit growth has exceeded our expectations this year, driven largely by continued development and expansion of our client base at Meta Payment Systems.(R) Overall credit quality continues to improve, as both our level of classified assets and our loan delinquency rates are declining. In addition, we are now beginning to reap the rewards of many of the initiatives we have undertaken in recent quarters. We are very excited about the future."

Financial Summary
The Company's financial performance improved significantly in the second quarter of fiscal year 2007 as compared to the same quarter in fiscal year 2006. Earnings per diluted share rose 130 percent, from $0.10 to $0.23, return on average equity more than doubled from 2.47 percent to 5.53 percent, and return on average assets rose from 0.14 percent to 0.33 percent. "We are pleased with our results for the March quarter," commented Jonathan M. Gaiser, Senior Vice President and Chief Financial Officer. "Our results show meaningful progress toward our long term goal of superior financial performance."

Revenue
Total revenue for the second quarter of fiscal year 2007 increased by 38 percent from the same quarter in 2006. Revenues improved primarily due to higher net interest income and significant growth in card fee income. Total revenue was $9.91 million for the quarter, up $2.72 million from $7.19 million a year ago.


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Net Interest Income
Net interest income for the second quarter was $5.67 million, which represents growth of nearly 14 percent from $4.99 million for the same quarter last year. Higher asset yields and lower liability costs offset shrinkage in the total earning asset base year over year. Asset yields rose 24 basis points from 5.86 percent in the second quarter of fiscal year 2006 to 6.10 percent in the current quarter. The rise in short term interest rates during the past year contributed to both higher loan and investment yields. Liability costs fell 24 basis points over the same period from 2.98 percent to 2.74 percent. Despite rising retail deposit and borrowing costs, overall liability costs fell as a result of the significant growth in low- and no-cost checking deposits generated primarily by the Meta Payment Systems (MPS) division. Overall net interest margin rose 49 basis points from 2.87 percent to 3.36 percent.

Non-Interest Income
Non-interest income continues to exhibit dramatic growth resulting from higher fees on prepaid debit cards and other payment systems products and services. Non-interest income for the second quarter was $4.23 million, up 93% from $2.20 million from the same quarter last year.

Credit Quality
For the second fiscal quarter of 2007, the Company reversed $280,000 in its provision for loan losses. This compares to a reversal of $350,000 for the same quarter last year. The current quarter's reversal was driven primarily by a reduction in the amount of classified loans during the period. During the quarter, the Company also charged-off $4.77 million of loans secured primarily by stock in a charter airline company. The Company participated with over 20 other financial institutions in this lending relationship and was not the lead lender or servicer. The Company had previously established a specific allowance against the entire balance of these credits during the first fiscal quarter of 2007. As a result, current period earnings were not impacted by this charge-off.

Non-Interest Expense
Non-interest expense for the second quarter of fiscal year 2007 was $9.19 million, which represents an increase of $1.99 million from $7.20 million during the same quarter in fiscal year 2006. The bulk of the increase occurred in compensation and card processing expense and was primarily the result of continued growth in the MPS division.

Compensation expense rose $1.53 million to $4.53 million on a linked quarter basis. The increase represents the addition of both sales and support professionals at MPS, additional IT support staff, and other administrative support within the Company. Many of the new employees at MPS and in IT will be focused on

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developing new product lines and increasing market penetration of the Company's payments systems products and services. Card processing expense rose $647,000 over the same time period. Due to the significantly higher level of active cards and transaction volume compared to a year ago. The increase demonstrates both growth in the prepaid industry in general, as well as the Company's penetration of related markets.

Many other expenses actually declined on a linked quarter basis, most notably legal and consulting expense. During the second quarter of fiscal year 2006 the Company incurred higher expenses related to legal matters surrounding its loans to a group of automobile sales, service, and financing companies. Most of these legal expenses have now subsided. Furthermore, management believes the bulk of further legal expenses related to this matter will be borne by the Company's insurance carrier.

Loans
Total loans, net of allowance for loan losses, grew $4.5 million during the quarter ended March 31, 2007 to $374.9 million. Seasonal influences and lending efforts contributed to this increase. During the first six months of fiscal year 2007, the Company's loan portfolio decreased $14.4 million. Over the past year, the Company has experienced pay downs and payoffs mainly in its originated and purchased commercial and commercial real estate portfolios. Management believes this decrease is driven in part by a decrease in the overall demand for credit and competition from secondary market investors.

Deposits
During the first six months of fiscal year 2007, total deposit balances rose $13.9 million to $579.6 million. This growth has been led by low- and no-cost checking deposits. During the second quarter, total deposits fell $20.1 million. Approximately half of this decrease was related to MPS deposits, while the other half was related to a decline in higher costing certificates of deposit. The bulk of the MPS decrease was driven by "spend" on prepaid gift cards which had been sold during the 2006 holiday season. The decrease in deposits for the quarter was in line with management's expectations.

Long term growth rates in the Company's checking portfolio have been substantial. As of March 31, 2007, checking deposits totaled $278.0 million, up $109.2 million, or 65 percent, from $168.8 million as of March 31, 2006. Checking deposits now represent the largest single component of the Company's liability portfolio, and the company plans to continue to shift its liability mix away from higher costing funding sources.

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Business Segment Performance

Meta Payment Systems
MPS recorded net income of $539,000, or $0.21 per diluted share, for the second quarter of fiscal year 2007, compared to $356,000, or $0.14 per diluted share, for the same period last year. The growth was driven mainly by increased interest income generated from checking deposits and increased fee income from card sales and payment transactions. "Our progress at MPS continues to be remarkable," said Brad Hanson, President of Meta Payment Systems. "We issued over five million cards in the March quarter, roughly the same number as we did in the December quarter, which is typically stronger due to holiday sales. This strength is directly related to our success in signing new clients and establishing new programs. We are excited about the implications these developments have for our future growth."

Traditional Banking
The Traditional Banking segment recorded net income of $477,000, or $0.18 per diluted share, for the second quarter of fiscal year 2007, compared to $119,000, or $0.05 per diluted share for the same period last year. Higher net interest income and lower non-interest expenses were the primary drivers of this increase. Meta Financial Group, MetaBank, and MetaBank West Central meet regulatory requirements for classification as well-capitalized institutions.

Subsequent Event
On April 13, 2007, MetaBank consummated the previously announced sale of its branch office in Laurens, Iowa to Iowa Trust and Savings Bank. The Company expects to record a pre-tax gain on sale of approximately $1.0 million as a result of this transaction. The Company expects that the previously announced sale of its branch offices in Sac City, Odebolt, and Lake View, Iowa to Iowa State Bank, will close in May 2007. The Company expects to record a pre-tax gain on sale of approximately $2.4 million as a result of this transaction.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company(R). MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Eighteen banking offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral "forward-looking statements," including statements contained in this release and in its filings with the Securities and


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Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of
1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



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

                                         Financial Highlights

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                            Consolidated Statement of Financial Condition
-----------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Assets                                                                Mar. 31, 2007   Sept. 30, 2006
     Cash and cash equivalents                                        $     129,485   $      109,353
     Investments and mortgage-backed securities                             175,188          192,067
     Loans receivable, net                                                  374,869          389,270
     Other assets                                                            49,884           50,921
                                                                      -------------   --------------
          Total assets                                                $     729,426   $      741,611
                                                                      =============   ==============

Liabilities
     Deposits                                                         $     579,579   $      565,711
     Other borrowings                                                       101,142          125,054
     Other liabilities                                                        3,983            5,514
                                                                      -------------   --------------
          Total liabilities                                           $     684,704   $      696,279
                                                                      -------------   --------------

Shareholders' equity                                                  $      44,722   $       45,332
                                                                      -------------   --------------
          Total liabilities and shareholders' equity                  $     729,426   $      741,611
                                                                      =============   ==============
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                                  Consolidated Statements of Income
-----------------------------------------------------------------------------------------------------

                                                          For the 3 Months        For the 6 Months
                                                            Ended Mar. 31:          Ended Mar. 31:
(Dollars In Thousands, except per share data)             2007         2006       2007         2006
Interest income                                         $ 10,290    $ 10,195    $ 20,667    $ 20,372
Interest expense                                           4,615       5,206       9,733      10,663
                                                        --------    --------    --------    --------
Net interest income                                        5,675       4,989      10,934       9,709
     Provision for loan losses                              (280)       (350)      5,185        (310)
                                                        --------    --------    --------    --------

Net interest income (expense) after
     provision for loan losses                             5,955       5,339       5,749      10,019
Non-interest income                                        4,232       2,197       8,193       4,043
Non-interest expense                                       9,193       7,200      18,023      12,991
                                                        --------    --------    --------    --------
Net income (loss) before income tax expense (benefit)        994         336      (4,081)      1,071
     Income tax expense (benefit)                            391          75      (1,430)        294
                                                        --------    --------    --------    --------
Net income (loss)                                       $    603    $    261    $ (2,651)   $    777
                                                        ========    ========    ========    ========

Earnings (loss) per common share
     Basic                                              $   0.24    $   0.10    $  (1.05)   $   0.31
                                                        ========    ========    ========    ========
     Diluted                                            $   0.23    $   0.10    $  (1.05)   $   0.31
                                                        ========    ========    ========    ========
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                                    Selected Financial Information
-----------------------------------------------------------------------------------------------------

For the 6 Months Ended March 31,                                              2007               2006
     Return on average assets                                               -0.72%              0.22%
     Return on average equity                                              -11.87%              3.83%
     Average shares outstanding for diluted earnings per share           2,515,266          2,505,093

At Period Ended:                                                     Mar. 31, 2007      Sep. 30, 2006
     Equity to total assets                                                  6.13%              6.11%
     Book value per common share outstanding                                $17.47             $17.89
     Tangible book value per common share outstanding                       $16.14             $16.54
     Common shares outstanding                                           2,559,830          2,534,367
     Non-performing assets to total assets                                   0.55%              0.58%


   Meta Financial Group, Inc. (R) \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588

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